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EXHIBIT 10.70
June 28, 2006
VIA FAX AND FEDERAL EXPRESS
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301
     RE:     Amendment No. 7 to Drug Discovery Collaboration Agreement dated September 13, 2002
Dear Dr. Snitman:
     As you know, InterMune, Inc. (“InterMune”) and Array BioPharma Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended by Amendment No. 1 dated May 8, 2003, Amendment No. 2 dated January 7, 2004, Amendment No. 3 dated September 10, 2004, Amendment No. 4 dated December 7, 2004, Amendment No. 5 dated June 30, 2005 and Amendment No. 6 dated February 3, 2006 and effective January 1, 2006, (collectively, the “Agreement”). Any capitalized term contained herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement. As you also know, InterMune has recently exercised it right to extend the Research Term for an additional twelve (12)-month period following June 30, 2006 such that the Research Term no expires June 30, 2007 under the Agreement.
     Pursuant to our discussions,, we would like to amend the Agreement, effective as of the date hereof, as follows:
     1. Section 2.3 of the Agreement is hereby amended in its entirety to read as follows:
“2.3 Term and Termination of Research Collaboration. The Research Collaboration shall commence on the Effective Date and shall end upon the first to occur of (i) June 30, 2007, (ii) the termination of this Agreement, or (iii) [ * ] after written notice from InterMune that InterMune elects (in its sole discretion) to early terminate the Research Collaboration (such period beginning on the Effective Date and ending upon the earliest of (i), (ii) and (iii), the “Research Term”). The Research Term shall automatically be extended for an additional twelve (12)-month period after June 30, 2007 (“Extension Term”) on the same terms and conditions as previously conducted (except as otherwise set forth in this Agreement) unless either party gives the other party written notice on or before March 31, 2007 of its intention not to extend the Research Term.”
     2. Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“5.1.1 Research Phase Payment Schedule. InterMune agrees to pay Array funding for the conduct of the Research Collaboration quarterly, in advance, in an amount equal to one quarter (1/4) of the Allocated Array FTEs (or, if less, the number of Array FTEs described in this Section 5.1.1 or otherwise scheduled in the Research Plan to be provided by Array in the upcoming quarter), multiplied by the applicable Array FTE Rate (as defined below in Section 5.1.2). The Allocated Array FTEs shall be as follows: (a) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Discovery FTEs”); (b) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Manufacture FTEs”); and (c) [ * ] Array FTEs, [ * ] of which will be [ * ] will be devoted to [ * ] while [ * ] will be devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number of FTEs and/or allocation of such number of FTEs between the manufacturing transfer and process research activities as scheduled in the Research Plan) (the “Research FTEs”). Payments shall be made on or before the first day of each calendar quarter. Such payments are non-creditable and non-refundable, subject to the remainder of this Section 5.1.1. Within thirty (30) days after the end of each calendar quarter during which InterMune is funding Array FTEs devoted to the Research Collaboration, Array shall notify InterMune in writing of the number of FTEs Array actually devoted to the Research Collaboration during such calendar quarter. If such actual FTEs are less than the number of FTEs for which InterMune paid, then InterMune may credit the overpayment against the next payment due Array under this Agreement. If no payment will be due Array within the next three (3) months after Array was required to notify InterMune of such actual FTEs, Array shall promptly refund the overpayment to InterMune. In addition, InterMune may audit Array’s FTE records relating to the Research Collaboration, in the same manner and subject to the same restrictions as those set forth in Array’s-audits pursuant to Section 6.4, and any discrepancies shall be trued-up as provided in the foregoing two (2) sentences. In no event shall InterMune be required to fund a greater number of Array FTEs in any calendar quarter than one quarter (1/4) of the Allocated Array FTEs for such calendar quarter, or, if lesser, those provided in the Research Plan for Array to provide in such calendar quarter.
The Discovery FTEs shall be funded by InterMune beginning July 1, 2005 through June 30, 2007. When requesting to extend the Research Term in accordance with Section 2.3, InterMune shall specify in a written notice to be delivered by InterMune to Array no later
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than February 28, 2007, the number of Discovery FTEs to be funded for the Extension Term.
Beginning February 1, 2006, InterMune shall fund [ * ] Manufacture FTEs until [ * ] (or such other [ * ] as may be determined by mutual agreement). The Research FTEs shall be funded by InterMune beginning January 1, 2006 through August 31, 2006, with an option exercisable by InterMune to extend such funding for an additional six (6)- month period. Upon the [ * ] by Array as described above, (i) any remaining raw materials
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purchased for the [ * ] and for which Array receives reimbursement from InterMune that are not used for the [ * ] shall be owned by, and also delivered to, InterMune (or a third party designated by InterMune) and (ii) InterMune shall have the right to request, by delivering written notice to Array within thirty (30) days, to [ * ] the number of Research FTEs under this Section 5.1.1 to [ * ] Array FTEs, which additional Research FTEs will be devoted to [ * ] (which activities shall be with respect to the [ * ] as set forth in the Research Plan). In the event Array agrees to InterMune’s request to [ * ] the number of Research FTEs to [ * ] Array FTEs, such Array FTEs will be funded by InterMune until June 30, 2007.”
     Except as set forth in (1) and (2) above, all terms and conditions of the Agreement will remain in full force and effect.
     Please acknowledge your agreement to the proposed amendments to the Agreement by having an authorized Array representative countersign both enclosed copies of this letter where indicated below, and returning one original to the attention of Lucinda Y. Quan, Director, Legal Affairs at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.
     If you have any questions on the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ Lawrence Blatt

Lawrence Blatt, Ph.D. Chief Scientific Officer

cc:	General Counsel, Array Mr. Larry Kahn, InterMune
Acknowledged and Agreed:
ARRAY BIOPHARMA INC.

By:	/s/ David Snitman

Name:	David Snitman

Title:	COO
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